Exhibit 4.2

DRAGONWAVE INC.

Fourth Amended and Restated Key Employee Stock Option/Stock Issuance Plan

(as adopted and effective on April 3, 2000 and amended and restated on
May 27, 2002, November 10, 2003, June 20, 2005 and March 23, 2007)

DRAGONWAVE INC.

Fourth Amended and Restated Key Employee Stock Option/Stock Issuance Plan

(as adopted and effective on April 3, 2000 and amended and restated
on May 27, 2002 on November 10, 2003, June 20, 2005 and March 23, 2007)

ARTICLE ONE:
GENERAL PROVISIONS

1.1                                 Definitions.  In the Plan:

(a)                                  “Acquirer” means the successor to all or substantially all of the assets or capital shares of the Corporation, or any other successor of the business of the Corporation as determined by the Board, in either case pursuant to a Corporate Event, and includes the affiliated entities of any such successor;

(b)                                 “Award” means a grant of Options pursuant to the Option Grant Program or the issuance of Shares pursuant to the Stock Issuance Program;

(c)                                  “Black Out Period” means a period during which a Participant is prohibited by the Corporation from exercising Options pursuant to the Corporation’s Insider Trading Policy, as in effect from time to time;

(d)                                 “Board” means the board of directors of the Corporation;

(e)                                  “Code” means the United States Internal Revenue Code of 1986, as amended, and applicable regulations promulgated thereunder;

(f)                                    “Compensation Committee” means the compensation committee of the Board;

(g)                                 “Consultant” means:

(i)                                     a person who: (A.) is engaged to provide services to the Corporation or a Related Entity, other than services provided in relation to a distribution (as such term is defined in the Securities Act); (B.) provides the services under a written contract with the Corporation or a Related Entity; and (C.) in the reasonable opinion of the Plan Administrator, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or a Related Entity, and includes, for an individual Consultant, a Consultant Company or Consultant Partnership of such individual; and

(ii)                                  any person who is not a resident of Canada who is designated by the Plan Administrator as a Consultant having regard to applicable securities laws;

(h)                                 “Consultant Company” means, for an individual consultant, a company of which the individual consultant is an employee or shareholder;

(i)                                     “Consultant Partnership” means, for an individual consultant, a partnership of which the individual consultant is an employee or partner;

(j)                                     “Corporate Event” means: (i) a merger, amalgamation, consolidation, reorganization or arrangement of the Corporation with or into another corporation (other than a merger, amalgamation, consolidation, reorganization or arrangement of the Corporation with one or more of its Related Entities); (ii) a tender offer for all or substantially all of the outstanding Shares; (iii) the sale of all or substantially all of the assets of the Corporation; or (iv) any other acquisition of the business of the Corporation as determined by the Board;

(k)                                  “Corporation” means DragonWave Inc., a corporation incorporated under the Canada Business Corporations Act, and includes any successor corporation thereto;

(l)                                     “Date of Grant” means the date specified by the Board as the date of grant of an Option, such date not to be earlier than the date such grant is approved by the Board;

(m)                               “Date of Issue” means the date specified by the Board as the date of issuance of an Award of shares pursuant to the Stock Issuance Program, such date not to be earlier than the date such issuance is approved by the Board;

(n)                                 “Director” means a member of the Board or a member of the board of directors of a Related Entity;

(o)                                 “Employee” means a person employed by the Corporation or a Related Entity, and, with respect to the grant of any Incentive Stock Option, who is an employee for the purposes of Section 422 of the Code;

(p)                                 “Executive Officer” has the meaning ascribed to the term “executive officer” in NI 45-106;

(q)                                 “Incentive Stock Option” means an Option that is labelled or described as an Incentive Stock Option and which qualifies as an Incentive Stock Option within the meaning of Section 422(b) of the Code;

(r)                                    “Insider” has the meaning set forth in the Securities Act, but excludes a director or senior officer of a Related Entity unless such director or senior officer:  (a) in the ordinary course receives or has access to material facts or material changes concerning the Corporation before the material facts or material changes are generally disclosed; (b) is a director or senior officer of a major subsidiary (as such term is defined under applicable securities laws) of the Corporation; or (c) is an insider of the Corporation (within the meaning of the Securities Act) in a capacity other than as a director or senior officer of a Related Entity.

(s)                                  “Listing Date” means the closing of the listing of the Corporation’s Shares on the TSX and/or the admission of such Shares for trading on the Alternative Investment Market of the London Stock Exchange plc.

(t)                                    “NI 45-106” means National Instrument 45-106 — Prospectus and Registration Exemptions, promulgated under the Securities Act, as such instrument may be amended from time to time, or any successor instrument thereto;

(u)                                 “Non-Statutory Stock Option” means an Option granted to a Participant who is a resident of the United States which is not intended to be or does not qualify as an Incentive Stock Option;

(v)                                 “Officer” means an Executive Officer of the Corporation or a Related Entity duly appointed by the Board or the board of directors of a Related Entity, as applicable;

(w)                               “Option” means a contract complying with the provisions of the Plan between the Corporation and a Participant pursuant to which the Participant has a right to subscribe for unissued Shares, and includes an Incentive Stock Option and a Non-Statutory Stock Option;

(x)                                   “Option Agreement” has the meaning set forth in Section 2.4 below;

(y)                                 “Optioned Shares” means Shares subject to issuance pursuant to an Option;

(z)                                   “Option Grant Program” means the option grant program in effect under the terms of the Plan as described and defined in Section 1.4 below;

(aa)                            “Outstanding Issue” means the number of Shares outstanding on a non-diluted basis immediately prior to the issuance in question; excluding, for the purposes of Section 1.6(a)(i), Shares issued by the Corporation as or under Share Compensation Arrangements (including the Plan) during the preceding one (1) year period;

(bb)                          “Participant” means a Consultant, Officer, Director or Employee, or former Consultant, Officer, Director or Employee who continues to hold an Award;

(cc)                            “Permitted Assign” has the meaning ascribed to the term “permitted assign” in NI 45-106;

(dd)                          “Plan” means this Fourth Amended and Restated Key Employee Stock Option/Stock Issuance Plan, as the same may be amended from time to time;

(ee)                            “Plan Administrator” means the Compensation Committee, or if a Compensation Committee is not appointed, the Board, in either case acting in the capacity as administrator of the Plan;

(ff)                                “Related Entity” has the meaning ascribed to the term “related entity” in NI 45-106;

(gg)                          “Repurchase Right” has the meaning set forth in Section 3.1;

(hh)                          “Restricted Stock” means Shares issued pursuant to the Stock Issuance Program that are subject to the Repurchase Right in favour of the Corporation, as contemplated by Section 3.1 below;

(ii)                                  “Securities Act” means the Securities Act (Ontario), as the same may be amended from time to time;

(jj)                                  “Service Termination Date” means:

(i)                                     in the event of the death of a Participant who is a natural person, the date of such death;

(ii)                                  in the event of a termination with or without cause by the Corporation or a Related Entity (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), of the employment of a Participant who is an Officer or Employee, the date that actual notice of termination or dismissal is given by the Corporation to the Participant (without reference to a “notice period” or “severance period” or any other period after the date that actual notice of termination is given) as determined by the Plan Administrator;

(iii)                               in the event of the voluntary resignation of a Participant who is a an Officer, Employee or Director from his or her employment or term of office, the date of such resignation;

(iv)                              in the event of the termination by the Corporation or a Related Entity of the term of office of a Participant who is a Director (other than a Director who is also an Officer), the date of the Participant’s last day of service as a director;

(v)                                 in the event of the termination of the consulting agreement or arrangement of a Participant who is a Consultant, the last day of the Consultant’s service to the Corporation as a Consultant (whether or not the termination of the Participant’s consulting agreement or arrangement is effected in compliance with any termination provisions contained in the Participant’s consulting agreement or arrangement) as determined by the Plan Administrator; or

(vi)                              in the event of the termination of the Participant’s service as a Consultant, Officer, Director or Employee for any reason not listed above (including the retirement or disability of the Participant), the date of such termination of service as determined by the Plan Administrator;

(kk)                            “Share Compensation Arrangement” means a plan or program established or maintained by the Corporation providing for the acquisition of securities of the Corporation by persons described in the definition of “Participant” as  compensation or as an incentive or benefit for services provided by such persons, and including all “security based compensation arrangements” as such term is used in the TSX Company Manual;

(ll)                                  “Shareholder Approval” has the meaning set forth in Section 4.3;

(mm)                      “Shares” means the Common Shares without nominal or par value in the capital of the Corporation, and, in the event of an adjustment contemplated by Section 1.9 hereof, such other shares or securities to which a Participant may be entitled as a result of such adjustment;

(nn)                          “Stock Issuance Program” means the stock issuance program in effect under the terms of the Plan as defined and described in Section 1.4 below;

(oo)                          “Stock Purchase Agreement” means an agreement evidencing the issuance of Shares pursuant to the Stock Issuance Program, in the form designated by the Plan Administrator from time to time;

(pp)                          “Ten Percent Shareholder Participant” means a Participant to whom an Incentive Stock Option is granted pursuant to the provisions of the Plan who is, on the date of the grant, the owner of stock (as determined under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or its parent, if any, or its subsidiary corporations (as defined in Code Section 424(e)); and

(qq)                          “TSX” means the Toronto Stock Exchange.

1.2                                 Amendment and Restatement.  The DragonWave Inc. Third Amended and Restated Key Employee Stock Option/Stock Issuance Plan is hereby amended and restated in the form hereof effective on the Listing Date.

1.3                                 Purpose.  The purpose of the Plan is to provide Consultants, Officers, Directors and Employees with a proprietary interest in the Corporation in order to:

(a)                                  increase the interest in the Corporation’s welfare of those individuals who share primary responsibility for the management, growth and protection of the business of the Corporation;

(b)                                 furnish an incentive to such individuals to continue providing their services to the Corporation and its Subsidiaries; and

(c)                                  provide a means through which the Corporation and its Subsidiaries may attract qualified persons to engage as Consultants, Officers, Directors and Employees.

1.4                                 Shares Subject to the Plan.  The Shares subject to Awards under the Plan shall be authorized but unissued Shares.  The maximum aggregate number of Shares issued and issuable pursuant to the terms of the Plan shall be equal to fifteen (15%) of the number of issued and outstanding Shares at the time of determination, provided that, Shares which: (i) by reason of the expiration, cancellation or termination of an unexercised Option are no longer subject to purchase pursuant to an Option granted under the Plan, or (ii) are repurchased pursuant to the Corporation’s Repurchase Right contemplated by Article 3, shall be returned to the pool of Shares issuable hereunder and may be made subject to additional Awards granted or issued pursuant to the Plan.

The Plan shall be divided into two (2) separate equity programs:  (i) the option grant program, under which eligible Participants may, at the discretion of the Plan Administrator, be granted Options (the “Option Grant Program”); and (ii) the Stock Issuance Program, under which eligible Participants may, at the discretion of the Plan Administrator, be issued Shares directly, either through the immediate purchase by the Participant of such Shares or as a bonus for services rendered to the Corporation (or any Related Entity) (the “Stock Issuance Program”).  Effective on and as of the Listing Date, the Corporation shall not make any new Awards of Shares pursuant to the Stock Issuance Program (provided, that, for avoidance of doubt, such restriction shall not affect the rights and obligations of the Corporation and the Plan Administrator pursuant to the Plan with respect to Awards of Shares pursuant to the Stock Issuance Program made prior to the Listing Date).

1.5                                 Administration.  The Plan shall be administered by the Plan Administrator.  No Director shall take any action with respect to Awards granted or issued to such Director.  The Corporation shall pay all costs associated with the administration of the Plan.  The Plan Administrator shall have full and final authority in its discretion, but subject to the provisions of the Plan:

(a)                                  with respect to the Option Grant Program:

(i)                                     to determine from time to time the individuals to whom Options shall be granted;

(ii)                                  to determine the number of Shares to be covered by each Option;

(iii)                               subject to Section 1.8(a) below, to determine the time or times at which Options shall be granted and shall vest and/or become exercisable;

(iv)                              to designate Options as Incentive Stock Options or Non-Statutory Options, as applicable; and

(v)                                 to make all other determinations with regard to the Option Grant Program and the grant of Options, and the terms and conditions of such Options, permitted pursuant to the Plan;

(b)                                 with respect to the Stock Issuance Program:

(i)                                     to determine from time to time the individuals to whom Shares shall be issued;

(ii)                                  to determine the number of Shares to issue to any Participant;

(iii)                               to determine the time or times at which Shares shall be issued;

(iv)                              subject to Section 1.8(a) below, to determine the number of such Shares that shall be issued as Restricted Stock and when and in what circumstances the Corporation’s Repurchase Right over any such shares of Restricted Stock shall lapse; and

(v)                                 to make all other determinations with regard to the Stock Issuance Program and Awards granted thereunder permitted pursuant to the Plan;

(c)                                  to interpret the Plan;

(d)                                 to make, amend and rescind rules and regulations relating to the Plan;

(e)                                  to determine the terms and provisions of the instruments by which Options shall be evidenced and Shares shall be issued;  and

(f)                                    to make all other determinations necessary or advisable for the administration of the Plan.

Notwithstanding the foregoing, no amendment to the Plan that materially and adversely affects the rights and privileges pursuant to the terms of the Plan of any Option granted or Shares issued under the Plan may be effected without the consent, in writing, of the affected Participant (provided, that, amendments to the Plan referred to in Article 4, Section 4.3(a), (c), (d), (e), (g), (i), (j) and (k) shall be deemed to not materially or adversely amend such rights and privileges).

The Plan Administrator may act upon recommendations received from senior management of the Corporation.

Subject to obtaining the prior approval of the TSX if required by the rules, regulations and policies of the TSX, nothing contained in the Plan, any Option or any Stock Purchase Agreement shall be construed in any way so as to prevent the Corporation or any Related Entity from taking any corporate action that is deemed by the Corporation or the Related Entity to be appropriate or in its best interest, even if such action would have an adverse effect on the Plan.

No member of the Board, and no member of the compensation committee appointed as Plan Administrator, shall be liable for any action or determination relating to or under the Plan made in good faith.  All decisions made by the Plan Administrator shall be made in the Plan Administrator’s sole discretion (but in accordance with the terms and provisions of the Plan) and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

1.6                                 Restrictions.

(a)                                  No Award shall be made at any time to any Insider if such Award, together with all of the Corporation’s previously established or proposed Share Compensation Arrangements, including the Plan, could result, at any time, in:

(i)                                     the number of Shares issued to Insiders pursuant to the Plan, together with all of such other Share Compensation Arrangements, within any one (1) year period exceeding ten percent (10%) of the Outstanding Issue; or

(ii)                                  the number of Shares issuable to Insiders at any time pursuant to the Plan and all such other Share Compensation Arrangements exceeding ten percent (10%) of the Outstanding Issue.

(b)                                 No fractional Shares may be purchased or issued under the Plan.

1.7                                 Pricing of Awards.  The purchase price of Shares subject to an Award granted pursuant to the Plan shall be determined by the Plan Administrator on the Date of Grant, as follows:

(a)                                  the purchase price of Shares subject to an Award made under the Plan shall, subject to any other requirement of the TSX and any other stock exchange or market on which the Shares are then listed or admitted, be equal to the volume weighted average trading price for a Share (calculated by dividing the total value of Shares traded by the total volume of Shares traded for the relevant period) as quoted on such exchange or market (or, if such Shares are listed on more than one exchange or market, the exchange or market where the majority of the trading volume and value of the Shares occurs) for the five (5) market trading days immediately prior to the Date of Grant (in the case of an Award of Options) or the Date of Issue (in the case of an Award of Restricted Stock); and

(b)                                 notwithstanding sub-section (a) above, the purchase price of Shares subject to an Incentive Stock Option granted under the Plan to a Ten Percent Shareholder Participant shall be not less than 110% of the fair market value of the Shares on the Date of Grant as determined in good faith by the Board at the Date of Grant.

1.8                                 Vesting/Lapse of Repurchase Rights.

(a)                                  Unless otherwise approved by the Board, and subject to any earlier termination of the Options as provided in the Plan, all Options granted under the Plan shall vest, as to twenty-five percent (25%) of the Optioned Shares, on the one-year anniversary of the Date of Grant, and thereafter, 1/36th of the remaining Optioned Shares shall vest at the end of each month, such that all Optioned Shares subject to issuance pursuant to the Option shall be vested on that date which is four (4) years after the Date of Grant.

(b)                                 Unless otherwise approved by the Board, and subject to any earlier termination of the service of the Participant as contemplated in Article 3, Section 1 below or the Participant’s Stock Purchase Agreement, the Corporation’s Repurchase Right with respect to Restricted Stock awarded under the Plan shall lapse, as to twenty-five percent (25%) of the Restricted Stock, on the one-year anniversary of the Date of Issue, and thereafter, as to 1/36th of the remaining Restricted Stock at the end of each month, such that the Repurchase Right applicable to all such Restricted Stock shall have lapsed in its entirety on that date which is four (4) years after the Date of Issue.

1.9                                 Adjustments.  Subject to Section 1.4, the Plan Administrator may adjust the number and kind of Shares available for Awards, and the number and kind of Shares subject to outstanding Options and the exercise price of Options granted hereunder, to effect a change in capitalization of the Corporation, such as a stock dividend, stock split, reverse stock split, share combination, exchange of shares, merger, consolidation, reorganization, liquidation, or the like, of or by the Corporation.

1.10                           Changes in Service.  Notwithstanding any other term or provision of this Plan, unless the Plan Administrator, in its discretion, otherwise determines, at any time and from time to time, Awards are not affected by a change of employment or office or consulting arrangement within or among the Corporation or a Related Entity for so long as the Participant continues to be a Consultant, Officer, Director or Employee of the Corporation or a Related Entity.

1.11                           Lock-up.  If requested in writing by the Corporation or any underwriter of the securities of the Corporation, each Participant shall agree not to sell or otherwise transfer or dispose of the Shares held by the Participant as a result of the exercise of any Options or an issuance pursuant to the Stock Issuance Program for a period not to exceed 180 days following the effective date of a registration statement or receipt date of a (final) prospectus of the Corporation and, at the Corporation or such underwriter’s request, shall sign a lock-up agreement to such effect.

ARTICLE TWO:
STOCK OPTION PROGRAM

2.1                                 Stock Option Program Restrictions.  No Option shall extend for a period of more than ten (10) years from the Date of Grant, provided, that, no Incentive Stock Option granted to a Ten Percent Shareholder Participant shall extend for a period of more than five (5) years from its Date of Grant.  No Incentive Stock Option may be granted after ten (10) years from the earlier of the date that the Plan is adopted and the date the first amendment and restatement of the Plan was approved by the shareholders of the Corporation in accordance with Section 422 of the Code.  Unless otherwise approved by the Board, the term and expiry date of any Option granted after the date of this Plan shall be five (5) years from Date of Grant of such Option.

2.2                                 Participants.

(a)                                  Subject to clause (b) below, the Plan Administrator may, from time to time, select particular Consultants, Officers, Directors and Employees to whom Awards are to be granted or issued, and upon the grant or issuance of such Awards, the selected individuals shall become Participants under the Plan.

(b)                                 For each financial year of the Corporation, the maximum number of common shares issuable pursuant to Options granted to a Director by virtue of his or her service as a Director in that financial year, is that number of common shares equal to 0.05% of the Outstanding Issue as at the last day of such financial year

2.3                                 Grant of Options.  Options may be granted by the Corporation pursuant to the recommendations of the Plan Administrator. All grants of Options shall be approved by the Board. Options granted hereunder shall be evidenced by a written stock option agreement (the “Option Agreement”) (which may be in the form of the confirmation letter annexed hereto as Schedule A) executed by the Corporation and the Participant, containing such terms and provisions as are recommended and approved from time to time by the Plan Administrator, but subject to and not more favourable than the terms of the Plan.  The Plan Administrator may from time to time require additional terms which the Plan Administrator deems necessary or advisable.  The Corporation shall execute Option Agreements upon instruction from the Plan Administrator.

2.4                                 Incentive Stock Options.  Incentive Stock Options may only be granted to Employees who are resident in the United States.  To the extent that Options designated as Incentive Stock Options become exercisable by a Participant for the first time during any calendar year for Shares having a fair market value greater than US$100,000, the portion of such Options which exceeds such amount shall not be treated as Incentive Stock Options but instead shall be treated as Non-Statutory Stock Options.  For the purposes of this Section 2.5, Options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the fair market value of Shares shall be determined as of the Date of Grant of the Option with respect to such Shares.  If the Code is amended to provide for a different limitation than that set forth in this Section 2.5, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as may be required or permitted by such amendment to the Code.  If an Option is treated as a Non-Statutory Option in part by reason of the limitation set forth in this Section 2.5, the Participant may designate which portion of such Option the Participant is exercising at any given time.  In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first.  The Corporation shall have no liability to a Participant, or any other party, if any Option (or any part thereof) intended to be an Incentive Stock Option is not an Incentive Stock Option.

2.5                                 Restrictions.  The Plan Administrator may at the time of granting an Option or at any subsequent time impose such restrictions, if any, on issuance, voluntary disposition and release from escrow of any Options including, without limitation, permitting exercise of Options only in instalments over a period of years.

2.6                                 Exercise and Payment.  Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised.  Full payment for Shares purchased upon the exercise of an Option shall be delivered to the Corporation either by: (i) cash or by certified cheque or money order, or (ii) subject to applicable securities laws, the rules of the TSX or any stock exchange or market on which the Shares are then listed or admitted to trading, and any other requirements of the Plan Administrator, by the actual delivery or deemed delivery or assignment to the Corporation of Shares having a fair market value (as determined by the Plan Administrator) equal to the purchase price, or (iii) by such other consideration and method of payment approved by the Plan Administrator, or (iv) by any combination of the foregoing. No Shares shall be issued until full payment has been made and a Participant shall have none of the rights of a shareholder of the Corporation in respect of the Shares subject to an Option until such Shares have been taken up, paid for in full as provided above and issued to the Participant and the Participant has executed such other documents as may be required under the Plan and the Option Agreement governing the granted Option.

2.7                                 Transferability of Options.  An Incentive Stock Option shall not be assignable or transferable by any Participant and, subject to Section 2.9(a) hereof, may be exercised during the life of the Participant only by the Participant.  An Option other than an Incentive Stock Option is assignable or transferable solely to a Permitted Assign and only with the prior written consent of the Plan Administrator.  The obligations of each Participant pursuant to the Plan and any Option shall be binding on his or her heirs, executors, administrators, successors and permitted assigns.

2.8                                 Rights in Event of Termination.

(a)                                  Death.  If a Participant who is a natural person dies while a Consultant, Officer, Director or Employee, then any Options held by the Participant that are exerciseable on the date of death shall continue to be exerciseable by the executor or the administrator of the Participant’s estate until the earlier of:  (A) the date which is one hundred and twenty (120) days after the date of the Participant’s death; and (B) the date on which the particular Option otherwise expires.  Any Options held by the Participant that were not exerciseable at the date of the Participant’s death shall immediately expire and be cancelled on such date.

(b)                                 Without Cause Termination/Voluntary Resignation — Officers and Employees.  Where, in the case of a Participant who is an Officer (including a Director who is also an Officer) or an Employee, the Participant’s employment or term of office terminates by reason of:  (i) termination by the Corporation or a Related Entity without cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), or (ii) voluntary resignation by the Participant, then any Options held by the Participant that are exercisable at the Service Termination Date (as defined in Section 1.1(ii) or (iii), respectively) shall continue to be exerciseable by the Participant until the earlier of:  (A) the date which is thirty (30) days after such Service Termination Date; and (B) the date on which the particular Option otherwise expires.  Any Options held by the Participant that are not exercisable at such Service Termination Date shall immediately expire and be cancelled on such Service Termination Date.

(c)                                  Termination Other than by Reason of Breach of Fiduciary Duty/Termination by Voluntary Resignation — Directors.  Where, in the case of a Participant that is a Director (other than a Director who is also an Officer), the Director’s term of office terminates by reason of:  (i) termination by the Corporation or a Related Entity other than for breach of fiduciary duty; or (ii) voluntary resignation by the Participant, then any Options held by the Participant that are exercisable at the Service Termination Date (as defined in Section 1.1(ii), (iv) or (iii), respectively) continue to be exercisable by the Participant until the earlier of:  (A) the date which is thirty (30) days after such Service Termination Date; and (B) the date on which the particular Option otherwise expires.  Any Options held by the Participant that are not exercisable at such Service Termination Date shall immediately expire and be cancelled on such Service Termination Date.

(d)                                 Termination by Reason of Breach of Fiduciary Duty/For Cause Termination.  Where a Participant’s service to the Corporation or a Related Entity as an Officer, Director or Employee is terminated by the Corporation or a Related Entity for cause or for breach of fiduciary duty, then any Options held by the Participant, whether or not exercisable on the date of such termination, immediately expire and are cancelled on such date at a time determined by the Plan Administrator, in its sole discretion.

(e)                                  Termination of Consulting Arrangements.  Where, in the case of a Participant who is a Consultant:

(i)                                     the Participant’s consulting agreement or arrangement terminates by reason of:  (A) termination by the Corporation or a Related Entity for any reason whatsoever other than for breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in the Participant’s consulting agreement or arrangement), or (B) voluntary termination by the Participant, then any Options held by the Participant that are exercisable at the Service Termination Date (as defined in Section 1.1(ii)(v)), continue to be exercisable by the Participant until the earlier of:  (A) the date that is thirty (30) days from such Service Termination Date; and (B) the expiry date of the particular Option.  Any Options held by the Participant that are not exercisable at such Service Termination Date shall immediately expire and be cancelled on such date; and

(ii)                                  the Participant’s consulting agreement or arrangement is terminated by the Corporation or a Related Entity for breach of the consulting agreement or arrangement then any Options held by the Participant, whether or not such Options are exercisable at such Service Termination Date, immediately expire and are cancelled on such Service Termination Date at a time determined by the Plan Administrator, in its discretion.

(f)                                    Other Termination of Service.  If the Participant’s service as a Consultant, Officer, Director or Employee terminates for any reason not referred to above (including retirement or disability), then any Options held by the Participant that are exercisable at the Service Termination Date (as defined in Section 1.1(ii)(vi)) continue to be exerciseable by the Participant until the earlier of:  (A) the date which is thirty (30) days after such Service Termination Date; and (B) the date on which the particular Option otherwise expires.  Any Options held by the Participant that are not exercisable at such Service Termination Date shall immediately expire and be cancelled on such Service Termination Date.

2.9                                 Black Out Periods.  Notwithstanding the foregoing, except in the case of Incentive Stock Options, if an Option expires, terminates or is cancelled (other than an expiry, termination or cancellation pursuant to Section 2.8(d) or 2.8(e) above) within or immediately after a Black Out Period, the Participant may elect for the term of such Option to be extended to the date which is then (10) business days after the last day of the Black Out Period; provided, that, the expiration date as extended by this sub-section (g) will not in any event be beyond the later of: (i) December 31 of the calendar year in which the Option was otherwise due to expire; and (ii) the 15th day of the third month following the month in which the Option was otherwise due to expire.

2.10                           Liquidation or Dissolution.  In the event of the proposed dissolution, liquidation or winding-up of the Corporation, to the extent that an Option has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action.

ARTICLE THREE:
STOCK ISSUANCE PROGRAM

3.1                                 Stock Issuance Terms.  Shares may be issued under the Stock Issuance Program through direct and immediate issuances from treasury without any intervening Option grants.  Each such share issuance shall be evidenced by a Stock Purchase Agreement which complies with the terms specified below and otherwise contains such terms and provisions as may be prescribed by the Plan Administrator from time to time. Shares issued by the Corporation pursuant to the Stock Issuance Program shall be subject to a repurchase right in favour of the Corporation, exercisable at the original price paid by the Participant for the Restricted Stock (the “Repurchase Right”), that will lapse in one or more instalments as provided in Section 1.8(b) above over the Participant’s period of service to the Corporation as a Consultant, Officer, Director or Employee.  Subject to Section 3.3, if a Participant ceases to be a Consultant, Officer, Director or Employee for any reason, the Corporation shall have the right at any time within ninety (90) days after the Service Termination Date to purchase from the Participant all or any portion of the Restricted Stock in respect of which, on such Service Termination Date, the Corporation’s Repurchase Right has not lapsed in accordance with Section 1.8(b) hereof, unless waived in accordance with Section 3 either before or after the Participant so ceases to be a Consultant, Officer, Director or Employee.

3.2                                 Security for Repurchase Right.  On the purchase by a Participant of Restricted Stock as contemplated above, the Plan Administrator may require the Participant, as a condition to the issuance of the Restricted Stock, to execute such escrow instructions, assignments, powers of attorney or other documents as the Plan Administrator may deem necessary or desirable to act as security for the Participant’s faithful performance of his obligations under the Corporation’s Repurchase Right.

3.3                                 Waiver of Repurchase Right.  The Board may in its discretion waive the repurchase of one or more shares of Restricted Stock which would otherwise occur upon the termination of the Participant’s service to the Corporation.  Such waiver shall result in the immediate lapse of the Corporation’s Repurchase Right with respect to those Shares to which the waiver applies.

ARTICLE FOUR:
MISCELLANEOUS

4.1                                 Merger, Amalgamations, Sale of Assets, Winding-Up, etc.  In the event of a Corporate Event, the Board in its sole discretion (but subject to obtaining the prior approval of the TSX if required by the rules, regulations and policies of the TSX) may, without any action or consent of the Participants, provide for: (a) the continuation or assumption of outstanding Options by or to the Acquirer; (b) the substitution of Options and/or Restricted Stock for options and/or shares of restricted stock and/or other securities of the Acquirer; (c) the substitution of Options and/or Restricted Stock with a cash incentive program of the Acquirer; (d) the acceleration of the vesting of, or early lapse of repurchase rights applicable to, Awards, and, in the case of outstanding Options the right to exercise such Options, to a date prior to or on the date of the Corporate Event, and the expiration of outstanding Options to the extent not timely exercised by the date of the Corporate Event or such other date as may be designated by the Board; (e) the cancellation of all or any portion of the outstanding Options and/or Restricted Stock by a cash payment and/or other consideration receivable by the holders of Shares of the Corporation as a result of the Corporate Event:  (i) in the case of Options, equal to the excess, if any, of the fair market value (as determined by the Board), on the date of the Corporate Event, over the exercise price of the Shares subject to the outstanding Options or portion thereof being cancelled (provided, that, for greater certainty, if the purchase price of the Options exceeds such fair market value, the Board shall have the ability to cancel such Options without any payment of consideration to the Participant), or (ii) in the case of Restricted Stock, equal to the fair market value (as determined by the Board), on the date of the Corporate Event, of the Restricted Stock; or (f) such other actions or combinations of the foregoing actions as it deems fair and reasonable in the circumstances.  Upon the occurrence of a Corporate Event, to the extent that an Acquirer has by appropriate action assumed the Corporation’s obligations under the Plan, the vesting, Repurchase Right and other rights of the Corporation under each outstanding Award and any related agreement shall inure to the benefit of the Acquirer and shall apply to the cash, securities or other property into which the Shares were converted or exchanged for pursuant to such Corporate Event in the same manner and to the same extent as they applied to the Shares subject to the Award.

4.2                                 Withholding Taxes.  The Corporation’s obligation to deliver Restricted Stock or Shares issuable on the exercise of an Option shall be subject to the Participant’s satisfaction of all applicable income, employment and non-resident withholding tax obligations.  Without limiting the generality of the foregoing, the Corporation shall have the right to deduct from payments of any kind otherwise due to the Participant any taxes of any kind required by law to be withheld with respect to any Shares.

4.3                                 Amendment or Discontinuation.  Subject to Section 1.5 above, the Plan may be amended, altered or discontinued by the Board at any time, subject to obtaining: (i) any necessary approval of any applicable regulatory authority including, without limitation, the TSX if the Shares are listed on the TSX or any other stock exchange or market on which the Shares are then listed or admitted to trading; and (ii) if required by the rules of the TSX if the Shares are listed on the TSX, the approval of the shareholders of the Company in accordance with the rules, regulations and policies of the TSX at a duly constituted meeting of shareholders (“Shareholder Approval”).  Notwithstanding the foregoing, the following amendments to the Plan may be made by the Board without Shareholder Approval:

(a)                                  amendments of a technical, clerical or “housekeeping” nature, or to clarify any provision of the Plan, including without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(b)                                 suspension or termination of the Plan;

(c)                                  amendments to respond to changes in legislation, regulations, instruments (including NI 45-106), stock exchange rules (including the rules, regulations and policies of the TSX or AIM) or accounting or auditing requirements;

(d)                                 amendments respecting administration of the Plan;

(e)                                  any amendment to the definition of “Consultant”, “Officer”, “Director” or “Employee” or otherwise relating to the eligibility of any service provider of the Corporation or a Related Entity to receive an Award;

(f)                                    changes to the vesting provisions, or conditions for the lapse of any Repurchase Right, for any outstanding Option or Restricted Stock, except with respect to Awards held by any Insider;

(g)                                 amendments to reduce the exercise price or purchase price of an Option, except with respect to an Option granted to an Insider;

(h)                                 amendments to termination provisions of the Plan or any outstanding Option, provided no such amendment may result in an extension of any outstanding Option held by an Insider beyond its original expiry date;

(i)                                     adjustments to reflect stock dividends, stock splits, reverse stock splits, share combinations or other alterations of the capital stock of the Corporation;

(j)                                     amendments to permit Awards granted under the Plan to be transferable;

(k)                                  amendments necessary to qualify any or all Incentive Stock Options for such favourable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code; and

(l)                                     any other amendment, whether fundamental or otherwise, not requiring shareholder approval under applicable law (including, without limitation, the rules, regulations and policies of the TSX).

Shareholder Approval will be required for the following types of amendments:

(i)                                     amendments to the number of Shares issuable under the Plan, including an increase to a fixed maximum number of Shares or a change from a fixed maximum number of Shares to a fixed maximum percentage;

(ii)                                  amendments (a) reducing the exercise price or purchase price of an Option held by an Insider, or (b) extending the term of an Option that benefits an Insider; and

(iii)                               amendments required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the TSX).

In the event of any conflict between subsections (a) to (l) and subsections (i) to (iii), above, the latter shall prevail to the extent of any conflict.

4.4                                 Employment.  The Plan and any Award granted under the Plan do not confer upon the Participant any right to be employed or engaged or to continued employment or engagement by the Corporation or any Related Entity.

4.5                                 No Right to be Granted an Option.  Nothing in the Plan shall be construed so as to give any Consultant, Director, Officer or Employee any right to receive an Award.

4.6                                 No Obligation to Exercise Option.  The granting of an Option pursuant to the Plan shall not impose any obligation upon the Participant to exercise such Option.

4.7                                 Regulatory Requirements.  While the Plan is intended to satisfy SEC Rule 701 and NI 45-106, Awards may be made under the Plan in reliance upon other securities law exemptions, as applicable, and to the extent another exemption is relied upon, the terms of the Plan which are required only because of SEC Rule 701 or NI 45-106, as applicable, need not apply.  The Corporation’s obligation to issue and deliver Shares pursuant to any Award is subject to the availability, on terms and conditions reasonably satisfactory to the Corporation, of an exemption from prospectus and registration requirements in respect of the issuance, sale and delivery of such Shares under applicable securities and “blue sky” laws.

4.8                                 Gender and Number.  Words importing gender shall include the masculine, feminine and neuter genders.  Words importing the singular include the plural and vice versa.

4.9                                 Governing Law.  The Plan shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, with regard to the conflict of laws principles of such jurisdiction.

DATED this 23rd day of March, 2007.

DRAGONWAVE INC.

By:	“Peter Allen”
President

Schedule A

[LETTERHEAD OF DRAGONWAVE INC.]

PERSONAL AND CONFIDENTIAL

[Address of Participant]

Dear [Name of Participant];

I am pleased to advise that you have been granted an option (the “Option”) to purchase Common Shares of DragonWave Inc. (“Dragonwave”) under the Fourth Amended and Restated Key Employee Stock Option/Stock Issuance Plan (the “Plan”).  This letter sets forth the terms and conditions of the Option, which are as follows:

Number of Common Shares subject to the Option:	[ ] (the “Optioned Shares”)

Date of grant/vesting start date:	[ ] (the “Vesting Start Date”)

Exercise price (per share):	[ ]

Vesting:

Twenty-five percent (25%) of the Optioned Shares shall vest on the one-year anniversary of the Vesting Start Date, and thereafter, 1/36th of the remaining Optioned Shares shall vest at the end each month, such that all Optioned Shares shall be vested on that date which is four (4) years after the Vesting Start Date.

Exercise:	The Option shall only be exercisable with respect to vested Optioned Shares.

Expiry Date:	[ ]

Type of Option	Incentive Stock Option
(U.S. Employees only):	Non-Qualified Stock Option

The Option shall be subject in all respects to the terms and conditions of the Plan, a copy of which is attached, as the same may be amended from time to time.  We encourage you to review the Plan in detail.

As a condition to the grant of your Option, you are required to indicate your agreement to comply with the terms and conditions of the Plan by signing the acknowledgement at the foot of this letter.  Please return one original signed copy of this letter to DragonWave, and retain a second copy, together with the Plan, for your files.

The Option is intended to provide you with an opportunity to share in the potential future growth of DragonWave.  It recognizes your value to DragonWave and the significant impact that your ideas, enthusiasm and hard work will have in making DragonWave a success.

It is through working together as a team that we can make DragonWave a leader in our field.

Yours very truly,

DRAGONWAVE INC.

By:
Name:
Title:

I understand and agree that my Option is subject in all respects to the terms and conditions of the Plan, as the same may be amended from time to time.  I have read, understood and agree to comply with the Plan.

[Name of Participant]	Address

Witness

AMENDMENT NO. 2009-1 TO THE CORPORATION’S FOURTH AMENDED AND RESTATED
KEY EMPLOYEE STOCK OPTION/STOCK ISSUANCE PLAN

1.                                       Capitalized terms not otherwise defined in this Amendment No. 2009-1 shall have the respective meanings set forth in the Corporation’s Fourth Amended and Restated Key Employee Stock Option/Stock Issuance Plan.

2.                                       This Amendment No. 2009-1 sets forth the terms and conditions of an Option exchange program for Officers (including, for greater certainty, Officers who are also Directors) (the “Management Option Exchange Program”).  The Management Option Exchange Program will not be open to Directors who are not also Officers.

3.                                       The participation of any Officer in the Management Option Exchange Program is voluntary.  Any Options that are eligible for the Management Option Exchange Program that are not voluntarily exchanged by a holder pursuant to such program shall continue in effect unchanged (i.e., a holder shall be permitted, in the holder’s discretion, to exchange only a portion of such holder’s outstanding Options under the Management Option Exchange Program without affecting other Options held by such holder).

4.                                       Pursuant to the Management Option Exchange Program, the Corporation shall be permitted to exchange Options held by Officers that are outstanding as of May 14, 2009 (any Options so exchanged being hereafter referred to as the “Exchanged Options”) for new Options (the “New Options”).  The exchange will occur on a 1:1 basis, such that the New Options will be exercisable for the same number of Shares as the Exchanged Options.

5.                                       The exercise price of the New Options (the “Exchange Price”) will be equal to the greater of the five-day volume weighted average trading price for a Common Share as at the close of trading on:

(i)                                     May 14, 2009 (being $3.38 per share), and

(ii)                                the date of the Meeting, or if on such date there is any material information (within the meaning of the rules and policies of the TSX) that has not been publicly disclosed, the date that is five trading days after disclosure of such material information.

6.                                       The New Options shall expire six (6) years after the original date of grant of the corresponding Exchanged Options.

7.                                       The New Options shall vest over a period of five (5) years from the original date of grant of the corresponding Exchanged Options.

8.                                       The option exchange under the Management Option Exchange Program shall be effective after the close of trading on the date of determination of the Exchange Price.  Any Exchanged Options shall be cancelled.

9.                                       The Management Option Exchange Program shall be administered by the Plan Administrator.  Notwithstanding any other term or provisions of this Amendment No. 2009-1, the Plan Administrator retains the authority to not proceed with the Management Option Exchange Program, even if shareholder approval for such program is obtained.

AMENDMENT NO. 2009-2 TO THE CORPORATION’S FOURTH AMENDED AND RESTATED
KEY EMPLOYEE STOCK OPTION/STOCK ISSUANCE PLAN

1.                                       Capitalized terms not otherwise defined in this Amendment No. 2009-2 shall have the respective meanings set forth in the Corporation’s Fourth Amended and Restated Key Employee Stock Option/Stock Issuance Plan.

2.                                       The Corporation shall be permitted to extend the expiry dates for period of up to one (1) year for the following grants of Options to Insiders of the Corporation:

Name of Option Holder	Date of Grant	Number of Shares Subject to Option	Exercise Price (per share)	Expiry Date (1)
Peter Allen	June 22, 2006	235,000	$2.46	June 22, 2010
Russell Frederick	June 22, 2006	70,000	$2.46	June 22, 2010
Erik Boch	June 22, 2006	100,000	$2.46	June 22, 2010
David Farrar	June 22, 2006	80,000	$2.46	June 22, 2010
Brian McCormack	June 22, 2006	60,000	$2.46	June 22, 2010
Alan Solheim	June 22, 2006	80,000	$2.46	June 22, 2010

(1) The original expiry date is listed in this column.  As a result of this Amendment No. 2009-2, the Corporation is authorized to extend the expiry dates in this column by a period of up to one (1) year.

3.                                       Notwithstanding any other term or provision of this Amendment No. 2009-2, the Plan Administrator retains the authority to not proceed with the extension of the expiry dates of Options contemplated herein, even if shareholder approval for such extension is obtained.”

AMENDMENT NO. 2009-1E TO THE CORPORATION’S FOURTH AMENDED AND RESTATED
KEY EMPLOYEE STOCK OPTION/STOCK ISSUANCE PLAN

1.                                       Capitalized terms not otherwise defined in this Amendment No. 2009-1E shall have the respective meanings set forth in the Corporation’s Fourth Amended and Restated Key Employee Stock Option/Stock Issuance Plan.

2.                                       This Amendment No. 2009-1E sets forth the terms and conditions of an Option exchange program for non-executive employees of the Corporation (the “Non-Executive Option Exchange Program”).

3.                                       The participation of any non-executive employee of the Corporation in the Non-Executive Option Exchange Program is voluntary.  Any non-executive employee of the Corporation who opts not to participate in the Non-Executive Option Exchange Program will retain any Options that are otherwise eligible for the Non-Executive Option Exchange Program.

4.                                       Pursuant to the Non-Executive Option Exchange Program, the Corporation shall be permitted to exchange Options held by non-executive employees of the Corporation that are outstanding as of May 14, 2009 (the “Exchanged Options”) for new Options (the “New Options”).  The exchange will occur on a 1:1 basis, such that the New Options will be exercisable for the same number of Shares as the Exchanged Options.

5.                                       The exercise price of the New Options shall be equal to the five-day volume weighted average trading price for a Share (calculated by dividing the total value of Shares traded by the total volume of Shares traded for the relevant period) as quoted on the TSX at the close of trading on May 14, 2009.

6.                                       The New Options shall expire six (6) years after the original date of grant of the corresponding Exchanged Options.

7.                                       The New Options shall vest over a period of five (5) years from the original date of grant of corresponding Exchanged Options.

8.                                       The option exchange under the Non-Executive Option Exchange Program shall be effective after the close of trading on May 14. 2009.  Any Exchanged Options forfeited as a result of the exchange shall be cancelled.

9.                                       The Non-Executive Option Exchange Program shall be administered by the Plan Administrator.  Notwithstanding any other term or provisions of this Amendment 2009-1E, the Plan Administrator retains the authority to not proceed with the Non-Executive Option Exchange Program.

AMENDMENT NO. 2009-2E TO THE CORPORATION’S FOURTH AMENDED AND RESTATED
KEY EMPLOYEE STOCK OPTION/STOCK ISSUANCE PLAN

1.                                       Capitalized terms not otherwise defined in this Amendment No. 2009-2E shall have the respective meanings set forth in the Corporation’s Fourth Amended and Restated Key Employee Stock Option/Stock Issuance Plan.

2.                                       The Corporation shall be permitted to extend the expiry dates for period of up to one (1) year for an aggregate of 205,600 Options granted to non-executive employees of the Corporation which were granted between June 22, 2006 and January 15, 2007, have an option exercise price of $2.46, and expire four (4) years from the date of grant.

3.                                       Notwithstanding any other term or provisions of this Amendment 2009-2E, the Plan Administrator retains the authority to not proceed with the extension of the expiry dates of Options contemplated herein.